EXHIBIT 4(q)(2)

JPMORGAN CHASE FINANCIAL COMPANY LLC, as Issuer
JPMORGAN CHASE & CO., as Guarantor

CALCULATION AGENT AGREEMENT

CALCULATION AGENT AGREEMENT dated as of [                ] among JPMorgan Chase Financial Company LLC, a Delaware limited liability company (hereinafter called the “Issuer”), having its principal office at 383 Madison Avenue, Floor 21, New York, New York 10179, JPMorgan Chase & Co., a Delaware corporation (hereinafter called the “Guarantor”), having its principal office at 270 Park Avenue, New York, New York 10017, and J.P. Morgan Securities LLC (hereinafter sometimes called the “Calculation Agent,” which term shall, unless the context shall otherwise require, include its successors and assigns), having its principal office at 383 Madison Avenue, New York, New York 10179.

WHEREAS, the Issuer proposes to issue and sell from time to time its Global Medium-Term Notes, Series A (the “Notes”), and its Global Warrants, Series A (the “Warrants” and, together with the Notes, the “Program Securities”), which Program Securities will be registered under the registration statement on Form S-3 (File No.      ) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or any subsequent or replacement registration statement relating to the Program Securities. The Notes will be issued pursuant to the provisions of an indenture dated as of February 19, 2016, among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Note Trustee”) (as may be supplemented or amended from time to time, the “Note Indenture”). The Warrants will be issued pursuant to the provisions of a warrant indenture, substantially in the form of the warrant indenture filed as an exhibit to the Registration Statement, to be entered into among the among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Warrant Trustee”) (as may be supplemented or amended from time to time, the “Warrant Indenture”). The Program Securities are fully and unconditionally guaranteed by the Guarantor.

NOW IT IS HEREBY AGREED THAT:

1.     The Issuer and the Guarantor hereby appoint J.P. Morgan Securities LLC, as Calculation Agent for the Program Securities, upon the terms and subject to the conditions herein set forth, and J.P. Morgan Securities LLC hereby accepts such appointment. The Calculation Agent shall act as an agent of the Issuer and the Guarantor for the purpose of determining any payments to be made on the Program Securities.

2.     The Issuer agrees to deliver to the Calculation Agent, prior to the issuance of any Program Securities, copies of the proposed forms of such Program Securities. The Calculation Agent hereby acknowledges its acceptance of the forms of Notes and the forms of Warrants filed as exhibits to the Registration Statement.

3.     The Issuer shall notify the Calculation Agent of the issuance of the Program Securities and, at the time of such issuance, shall deliver to the Calculation Agent all information in the possession of the Issuer for the calculation of any payments thereunder. The Calculation Agent shall calculate any payments due on the Program Securities in accordance with the terms of such Program Securities, the Note Indenture or the Warrant Indenture, as applicable, and the provisions of this Agreement. In addition, the Calculation Agent shall maintain, or cause to be maintained, records permitting it to calculate any amounts due (as set forth in the Program Securities, including any exhibits thereto).

4.     Promptly following the determination of any amount due, the Calculation Agent will cause to be forwarded to the Issuer, the Guarantor or the Note Trustee or the Warrant Trustee, as applicable, and any paying agent for the relevant Program Securities information regarding the amount due.

5.     The Issuer and the Guarantor, jointly and severally, will pay to the Calculation Agent such compensation as shall be agreed upon and the expenses, including reasonable counsel fees, incurred by the Calculation Agent in connection with its duties hereunder upon receipt of such invoices as the Issuer and the Guarantor shall reasonably require.

6.     Notwithstanding any satisfaction or discharge of the Notes or the Note Indenture, or the Warrants or the Warrant Indenture, as applicable, the Issuer and the Guarantor, jointly and severally, will indemnify the Calculation Agent against any losses, liabilities, costs, claims, actions or demands which it may incur or sustain or which may be made against it in connection with its appointment or the exercise of its powers and duties hereunder as well as the reasonable costs, including reasonable fees and expenses of counsel in defending any claim, action or demand, except such as may result from the negligence or willful misconduct of the Calculation Agent or any of its employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Issuer and the Guarantor for, or in respect of, any actions taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the written opinion or advice of counsel or (ii) written instructions from the Issuer or the Guarantor.

7.     The Calculation Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Issuer and the Guarantor agree:

(i)     in acting under this Agreement and in connection with the Program Securities, the Calculation Agent, acting as agent for the Issuer and the Guarantor, does not assume any obligation towards, or any relationship of agency or trust for or with, any of the holders of the Program Securities;

(ii)     unless herein otherwise specifically provided, any order, certificate, notice, request or communication from the Issuer or the Guarantor made or given under any provision of this Agreement shall be sufficient if signed or given by any person whom the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Issuer or the Guarantor, as applicable;

(iii)     the Calculation Agent shall be obligated to perform only such duties as are expressly set forth herein and any duties necessarily incidental thereto;

(iv)     the Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered in good faith by it in reliance upon anything contained in the Program

Securities, the Note Indenture or the Warrant Indenture, as applicable, or any information supplied to it by the Issuer or the Guarantor pursuant to this Agreement, including the information to be supplied pursuant to paragraph 3 above;

(v)     the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Program Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

(vi)     the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its own negligence or willful misconduct.

8.      (a)     Except as provided below, the Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Issuer, the Guarantor, the Note Trustee and the Warrant Trustee, as applicable, of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not less than 60 days prior to the said effective date unless the Issuer, the Guarantor, the Note Trustee and the Warrant Trustee, as applicable, otherwise agree in writing; provided, however, if the Calculation Agent has given not less than 60 days’ prior notice of its desired resignation, and during such 60 days a successor Calculation Agent has not accepted its appointment as successor Calculation Agent, the Calculation Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Calculation Agent. The Issuer and the Guarantor covenant that they shall appoint a successor Calculation Agent as soon as practicable after receipt of any notice of resignation hereunder.

(b)     Except as provided below, the Calculation Agent may be removed by the furnishing with it, the Note Trustee and the Warrant Trustee, as applicable, of an instrument in writing signed by the Issuer and the Guarantor specifying such removal and the date it shall become effective (such effective date being at least 20 days after such instrument is furnished).

(c)     Any such resignation or removal pursuant to paragraph 8(a) or 8(b) above shall take effect upon:

(i)     the appointment by the Issuer and the Guarantor as provided herein of a successor Calculation Agent; and

(ii)     the acceptance of such appointment by such successor Calculation Agent.

Upon its resignation or removal becoming effective, the retiring Calculation Agent shall be entitled to the payment of its compensation and the reimbursement of all expenses (including reasonable counsel fees) incurred by such retiring Calculation Agent pursuant to paragraph 5 hereof.

                       (d)     If at any time the Calculation Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or liquidated or dissolved, or an order is made or an effective resolution is passed to wind up the Calculation

Agent, or if the Calculation Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver, administrator or other similar official of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver, administrator or other similar official of the Calculation Agent or of all or any substantial part of its property shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the Calculation Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Calculation Agent shall be appointed by the Issuer and the Guarantor by an instrument in writing furnished to the successor Calculation Agent, the Note Trustee and the Warrant Trustee, as applicable. Upon the appointment of a successor Calculation Agent and acceptance by the latter of such appointment, the former Calculation Agent shall cease to be Calculation Agent hereunder.

(e)     Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Issuer, the Guarantor, the Note Trustee and the Warrant Trustee, as applicable, an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as the Calculation Agent hereunder, and such predecessor, upon payment of its compensation, charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(f)     Any corporation or other entity into which the Calculation Agent may be merged or converted or any corporation or other entity with which the Calculation Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing or any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to the Issuer, the Guarantor, the Note Trustee and the Warrant Trustee, as applicable.

(g)     The provision of paragraph 6 hereof shall survive any resignation or removal of the Calculation Agent hereunder.

9.     Any notice required to be given hereunder shall be delivered in person, sent by letter or telex or telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within two business days by letter, telex or telecopy), in the case of the Issuer, to it at the address set forth in the heading of this Agreement, Attention: C&IB Treasury; in the case of the Guarantor, to it at the address set forth in the heading of this Agreement, Attention: Corporate Treasury; in the case of the Calculation Agent, to it at the address set forth in the heading of this Agreement, Attention: Structured Investments, Distributor Marketing Desk; in the case of the Note Trustee, to it at 60 Wall Street, 16th Floor MS: NYC60-1630, New York, NY 10005, Fax: (732) 578-4635, Attention: Corporate Team Deal Manager – Global Medium-Term Notes, Series A, with a copy to Deutsche Bank Trust Americas, c/o

Deutsche Bank National Trust Company, Corporate Trust, 100 Plaza One, MS: JCY03-0699, Jersey City, NJ 07311, Fax: (732) 578-4635, Attention: Corporates Team Deal Manager – Global Medium-Term Notes, Series A and in the case of the Warrant Trustee, to it at 60 Wall Street, 16th Floor MS: NYC60-1630, New York, NY 10005, Fax: (732) 578-4635, Attention: Corporate Team Deal Manager – JPM Global Warrants, Series A, with a copy to Deutsche Bank Trust Americas, c/o Deutsche Bank National Trust Company, Corporate Trust, 100 Plaza One, MS: JCY03-0699, Jersey City, NJ 07311, Fax: (732) 578-4635, Attention: Corporates Team Deal Manager – JPM Global Warrants, Series A; or, in any case, to any other address of which the party receiving notice shall have notified the party giving such notice in writing.

10.     This Agreement may be amended only by a writing duly executed and delivered by each of the parties signing below.

11.     The provisions of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

This Agreement may be executed in counterparts and the executed counterparts shall together constitute a single instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date and year first above written.

JPMORGAN CHASE FINANCIAL COMPANY LLC

By:
Name:
Title:

JPMORGAN CHASE & CO.

By:
Name:
Title:

J.P. MORGAN SECURITIES LLC

By:
Name:
Title: